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Exhibit 10.13

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Personal Services Agreement
By and Between Stephan R. Targan, MD and
Prometheus Laboratories Inc.

        This Agreement (the "Agreement") is effective as of the 1st day of June, 2007 (the "Effective Date") by and between Stephan R. Targan, M.D. with offices at 240 22nd Street, Santa Monica, CA 90402 (hereinafter referred to as the "Consultant"), and Prometheus Laboratories Inc., with offices at 9410 Carroll Park Drive, San Diego, CA 92121-5201 (hereinafter referred to as "Company" or "Prometheus").

        This Agreement will set forth the general terms of our agreement whereby Consultant will provide to the Company the consulting services, including speaking engagements, as described on Exhibit A attached hereto and incorporated by reference (the "Consulting Services").

        1.    Engagement.    Company hereby engages Consultant to provide personal consulting services to the Company as described in Exhibit A on a part-time basis. This Agreement covers all of the services to be furnished by Consultant to Company and the parties acknowledge that there is not now, and during the term of this Agreement shall not be, any other contract or agreement between Company and Consultant. Nothing in this Agreement shall limit Consultant's right to provide services to any other businesses or institutions except as provided in paragraph 5 below.

        2.    Compensation.    In consideration for the Consulting Services, the Company will pay the Consultant the fees as specified in Exhibit A. Such fees shall be paid within thirty (30) days following the performance of services upon satisfactory evidence of the provision of such Consulting Services. Consultant shall provide a detailed statement of Consulting Services provided in the form set out in Exhibit B attached hereto.

        3.    Expenses.    The Company will reimburse Consultant for all reasonable travel and other expenses directly related to Consultant's performance under this Agreement provided that (a) such expenses in excess of $1,500 dollars have been approved in writing, in advance of being incurred, by an officer of the Company and (b) such expenses are of a nature (and adequate documentary evidence has been provided) qualifying them as proper deductions on federal and state income tax returns of the Company.

        4.    Term and Termination.    This Agreement shall commence on June 1, 2007, and shall continue until May 31, 2008. At the conclusion of the initial term, this Agreement may be extended for subsequent one year or greater terms by the mutual consent of both parties. Extension of this Agreement shall be made in writing by amending this Agreement. In the event of a material breach of the Agreement by either party, the other party may terminate this Agreement upon providing the breaching party with written notice of the breach and ten (10) days prior written notice of termination, provided that if the breaching party cures said breach within ten (10) days, this Agreement shall continue in full force and effect.

        5.    Absence of Conflicts.    Consultant represents and warrants that Consultant is not under any existing obligation that is inconsistent with this Agreement or that would restrict or conflict with the performance of Consultant's obligations under this Agreement. Consultant agrees not to enter into any agreement or arrangement during the term of this Agreement that would impose on Consultant any obligation inconsistent with this Agreement or that would restrict or conflict with the performance of Consultant's obligations under this Agreement. If Consultant is required by any applicable guidelines or policies to make any disclosure or take any action that conflicts with any obligations of Consultant under this Agreement or is contrary to the terms of this Agreement, Consultant shall promptly notify the Company of such obligation, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action.

        6.    Intellectual Property.    All inventions or discoveries, whether or not patentable, which may arise from the Consulting Services shall be owned exclusively by Company. Consultant agrees to cooperate in the preparation and execution of documents necessary to effect any patent or other filings deemed necessary or appropriate by the Company relating to such inventions and discoveries.

        7.    Independent Contractor Status.    The parties agree that Consultant is serving as an independent contractor and is not an employee of the Company. As such, Consultant acknowledges that Consultant is not entitled to any medical benefits, paid time off, tax withholding or other benefits routinely provided to employees.

        8.    Taxes.    By reason of Consultant's status as an independent contractor and the representations made herein, Consultant hereby instructs the Company not to withhold any taxes from the fees paid to Consultant. Consultant acknowledges and agrees that Consultant is solely responsible for the payment of any and all domestic or foreign taxes and/or assessments imposed on account of the payment of fees or other compensation by the Company to Consultant. Consultant expressly agrees to treat any fees and other compensation earned under this Agreement as self-employment income for federal and state income taxes, unemployment insurance taxes, disability insurance taxes or any other taxes when such amounts become due and payable.

        9.    Confidentiality.    Consultant, during the term of this Agreement, will have access to and become acquainted with various business, technical, and financial information and compilations of information and records of the Company, all of which shall be deemed Confidential Information (hereinafter "Confidential Information") of the Company. Consultant shall hold such Confidential Information in strict confidence and shall not disclose any of the aforementioned Confidential Information, directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter for a period of ten (10) years. All files, documents, records, and similar items, relating to the foregoing, whether prepared by the Consultant or otherwise coming into the Consultant's possession, shall remain the Confidential Information of the Company. Consultant shall either return to the Company, or certify to the Company, the destruction of all Confidential Information of the Company at the termination of the Agreement.

        10.    Indemnity.    Consultant agrees to indemnify and defend Company from all claims, charges, damages, and judgments arising from the breach of Consultant's obligations under this Agreement or the services provided by Consultant hereunder.

        11.    Limitation on Authority.    Consultant shall not have any authority to obligate or bind the Company to any agreement, purchase or obligation of any kind without the express written approval of an officer of the Company.

        12.    Assignment of Rights and Duties.    The Consultant may not assign his rights or duties under this Agreement without prior written consent of the Company, which consent may be withheld for any reason. Any attempted assignment, transfer, conveyance, or other disposition of the Consultant's interest in this Agreement shall be void.

        13.    Notice.    All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with confirmation of receipt), delivery by a reputable overnight courier service or five (5) days following deposit in the United States mail (if sent by certified or registered mail, postage prepaid, return receipt requested), to the parties at the following addresses (unless the party has by written notice subsequently provided a new contact person or address):

For the CONSULTANT:	Stephan R. Targan, M.D. 240 22nd Street Santa Monica, CA 90402
For COMPANY:	Bruce Neri Vice President, Diagnostics R&D Prometheus Laboratories Inc. 9410 Carroll Park Drive San Diego, CA 92121-5201
With a copy to:	Prometheus Laboratories Inc. Attention: Legal Department 9410 Carroll Park Drive San Diego, CA 92121-5201

        14.    Legal Fee; Arbitration.    The parties hereto expressly agree that in the event of any dispute, controversy or claim by any party regarding this Agreement, the prevailing party shall be entitled to reimbursement by the other party to the proceeding of reasonable attorney's fees and costs incurred by the prevailing party. Any dispute, controversy or claim arising hereunder or in any way related to this Agreement shall be resolved by arbitration in the County of San Diego, State of California by JAMS-Endispute. The arbitration shall be conducted by a sole arbitrator appointed by JAMS-Endispute (the "Arbitrator"). The Arbitrator's decision shall be final and binding on all parties. The Arbitrator shall have no authority to award damages for emotional distress, punitive damages or equitable relief. The parties intend that this arbitration provision be irrevocable and be construed as broadly as possible. The arbitration shall be governed by the provisions of the Arbitration Act, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof.

        15.    Governing Law.    This Agreement shall be governed by and construed under the laws of the State of California without reference to principles of conflicts of laws.

        16.    Entire Agreement.    This Agreement, including Exhibit A hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and supersedes all prior agreements or understandings with respect to such subject matter, whether written or oral. This Agreement may not be amended or modified except in writing signed by Consultant and a duly authorized officer of the Company. In the event of any inconsistency between the provisions of this Agreement and Exhibit A, the provisions of this Agreement shall govern. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition. The invalidity or unenforceability of any term or provision of the parties with respect to the subject matter of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        17.    Personal Services Exception.    The parties intend this Agreement to satisfy the requirements of the Personal Services Arrangement exception to the Stark Act as set forth at 42 U.S.C. § 1395nn(e)(3) and 42 C.F.R. § 411.357(d). In the event that there is a change in the requirements for satisfying that exception, or the Company upon advice of counsel reasonably concludes that the existing Agreement does not satisfy the requirements for the Personal Services Arrangement exception to the Stark Act, either party may re-open the Agreement for the purpose of amending the Agreement to satisfy the requirements of the Personal Services Arrangement exception. Upon notice of re-opening, the parties shall expeditiously negotiate in good faith an amendment to the Agreement that will bring the Agreement into compliance with the requirements of the Personal Services Arrangement exception. If the parties are unable to agree upon a suitable amendment to the Agreement that satisfies the Personal Services Arrangement exception within thirty (30) days, Company may terminate this Agreement upon ten (10) days prior written notice to Consultant.

        18.    Representation Regarding Debarment and Felony Conviction.    Consultant represents to Company that Consultant has never been and is not currently debarred, excluded or banned from any federal healthcare program. Further, Consultant represents that Consultant has not been convicted of a felony involving fraud or deceit. Consultant agrees to immediately notify the Company should Consultant become debarred, excluded or banned from any federal healthcare program or should Consultant be convicted of a felony involving fraud or deceit.

        19.    Patient Privacy and Health Information.    Consultant shall comply, and shall require any of the persons or entities performing any services under this Agreement on the Consultant's behalf to comply, with all applicable federal and state laws and regulations governing patient privacy and confidentiality of health information, including without limitation the federal Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and its implementing regulations.

        20.    Company Code of Business Conduct and Ethics.    By signing this Agreement, Consultant agrees to review and abide by Company's Code of Business Conduct and Ethics (the "Code") as posted on its website at www.prometheuslabs.com. Consultant may request a hard copy of the Code if access to the internet is not available.

        The foregoing is acknowledged, understood and agreed to as evidenced by execution by the parties in the spaces below.

CONSULTANT:
By:	/s/ Stephan R. Targan, MD Stephan R. Targan, MD
Tax Payer ID Number:

PROMETHEUS LABORATORIES INC.:
By:	/s/ Joseph M. Limber Joseph M. Limber President and Chief Executive Officer
Approved by the Legal Dept. of Prometheus Laboratories Inc.: /s/ wf

Exhibit A

        Services:    Consultant agrees to use his best efforts to diligently provide the Consulting Services described in this Exhibit A. The Services will be directed by the Company's Vice President, Diagnostics R&D, or his designee.

I.     Speaking Engagements

        Consultant shall provide speaking for up to five (5) of Company's promotional speaking engagements which must be arranged and approved in advance by the Company. Consultant will provide fair balanced scientific and clinical information at speaking engagements on relevant therapeutic and/or diagnostic topics. Consultant agrees to be trained on Company's products and on FDA regulations relating to product promotion prior to speaking on Company's behalf.

        Compensation for Speaking Services: Consultant will be paid for speaking engagements, including time incurred for presentation preparation, time for travel to and from the event, the event itself, potential question and answer period following the event, and any meal time pre or post the event at a rate of $[***].

        At the conclusion of each month, Consultant will provide evidence to the Company of the performance of a speaking engagement and receipts for reimbursable expenses. Company will provide payment within thirty (30) days of receipt of such evidence.

II.    Consulting

  •
  Consultant shall be available to consult with Company for up to 132 hours over the term of this Agreement by providing his expertise regarding the development of products for, and the diagnosis and treatment of, gastrointestinal diseases to the Company.

  Compensation for these services will be $[***] per hour for actual services provided. Consultant shall provide a detailed invoice describing the exact consulting services performed, who requested the services, date of service, number of hours spent providing the services and the deliverables to the Company at the end of each month. Services will be tracked by a form attached as Exhibit B, or in a similar manner. Company will submit payment within thirty (30) days of receipt of such invoice.

        Total compensation for all services provided under this Agreement shall not exceed: $48,000.

***
Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

Monthly Consulting Record for Prometheus Laboratories Inc.

        Please use this form to record your time each time you perform a service for Prometheus. Submit all forms at the end of the month for compensation under the terms of your Personal Services Agreement with Prometheus.

Consultant Name and Address:

Consulting Service Details

	Day of service	Duration of service (minutes/hours)	Type of service (Consulting, Speaking, Advisory Board)	Prometheus person(s) associated with service	Brief overview of subject matter discussed, reviewed, etc.
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3
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5
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  Exhibit 10.13
Personal Services Agreement By and Between Stephan R. Targan, MD and Prometheus Laboratories Inc.